EXHIBIT 4 - AMENDMENT NO. 2 TO RIGHTS AGREEMENT

                             AMENDMENT NO. 2 TO

                              RIGHTS AGREEMENT

          Amendment No. 2 (this "Amendment"), dated as of May 5, 2000, to the Rights Agreement, dated as of February 18, 1997 (the "Rights Agreement"), between ProMedCo Management Company, a Delaware corporation (the "Company") and Harris Trust and Savings Bank, an Illinois Banking Corporation (the "Rights Agent"), at the direction of the Company.

          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with Section 27 thereof;

          WHEREAS, all acts and things necessary to make this Amendment valid and enforceable have been performed and done;

          WHEREAS, on December 27, 1999, the Board of Directors resolved to adopt Amendment No. 1 to Rights Agreement; and

          WHEREAS, on May 5, 2000, the Board of Directors resolved to adopt this Amendment No. 2 to Rights Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Rights Agreement is hereby amended as follows:

          1. Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

               "Acquiring Person" shall mean, subject to the next sentence, any Person (as such term is hereinafter defined) who or which, together with any Affiliates and Associates of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the then outstanding Common Shares. Notwithstanding the foregoing, (A) the term "Acquiring Person" shall not include (i) the Company, (ii) any Subsidiaries of the Company, (iii) any employee benefit plan of the Company or of any Subsidiaries of the Company, (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or (v) any of the Goldman Stockholders (as such term is hereinafter defined), unless such Goldman Stockholders subsequently become the Beneficial Owner of more than the Grandfathered Amount of Common Shares and (B) no Person shall be deemed to be an Acquiring Person, either (x) as a result of the acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportional number of Common Shares beneficially owned by such Person together with all Affiliates and Associates of such Person; except that if (1) a Person would become an Acquiring Person (but for the operation of this sub clause (x)) as a result of the acquisition of Common Shares by the Company and (2) after such share acquisition by the Company, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional Common Shares, then such Person shall be deemed an Acquiring Person, or (y) if (1) within 8 days after such Person would otherwise have become an Acquiring Person (but for the operation of this sub-clause (y)), such Person notifies the Board of Directors that such Person did so inadvertently and
          (2) within 2 days after such notification, such Person divests a sufficient number of Common Shares so that such Person is the Beneficial Owner of less than 15% of the outstanding Common Shares following such divestiture.

          2. Section 1(f) of the Rights Agreement is hereby amended to read in its entirety as follows:

          "Common Shares" when used with reference to the Company shall mean the shares of Common Stock, par value $0.01 per share, of the Company and securities convertible into or exchangeable for shares of such Common Stock. "Common Shares" when used with reference to any Person other than the Company shall mean the capital stock (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.

          3. The following definitions are hereby added to Section 1:

               "Goldman Stockholders" shall mean each of GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P.,
          Goldman, Sachs & Co. Verwaltungs GmbH, Stone Street Fund 2000, LLC and their respective Affiliates, Associates, successors and assigns and each of their respective, partners, stockholders, members, officers and directors.

               "Grandfathered Amount" shall mean, with respect to the Goldman Stockholders, as of any date, an amount equal to the sum of (i) all Common Shares of the Company beneficially owned by the Goldman Stockholders as of January 13, 2000, (ii) all Common Shares the Goldman Stockholders become the Beneficial Owner of after January 13, 2000, pursuant to, and in accordance with the terms of, the Securities Purchase Agreement, dated as of January 13, 2000, as amended by the First Amendment to Securities Purchase Agreement (together, the "Amended Securities Purchase Agreement"), dated as of May ___, 2000, by and among the Company and the Investors (as defined therein) and the other Transaction Documents (as defined therein) entered into in connection with the Amended Securities Purchase Agreement, (iii) Ordinary Course Broker Dealer Shares, and (iv) an additional 1,400,000 Common Shares (other than Ordinary Broker Dealer Shares).

               "Ordinary Course Broker Dealer Shares" shall mean Common Shares, the beneficial ownership of which is acquired in connection with the activities of a broker or dealer registered under Section 15 of the Exchange Act, including, but not limited to, the acquisitions of beneficial ownership of such shares as a result of any market-making or underwriting activities (including any shares acquired for the investment account of a broker or dealer in connection with such underwriting activities), or the acquisition of Common Shares as a result of the exercise of investment or voting discretion authority with respect to any of its customer accounts, or the acquisition in good faith of such shares in connection with a debt previously contracted.

          4. Section 27 of the Rights Agreement is hereby amended to read in its entirety as follows:

               The Company may from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights (other than an Acquiring Person or an Affiliate or Associate of such person). Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the thresholds in Sections 1(a) and 3 hereof to not less than the greater of (x) the sum of .001% and the largest percentage of the outstanding Common Shares then known by the Company to be beneficially owned by any Person (other than the Company, or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan) and (y) 10%. Notwithstanding anything in this Agreement to the contrary, (i) no supplement or amendment that changes the rights and duties of the Rights Agent under this Agreement shall be effective without the written consent of the Rights Agent and (ii) the Company shall not amend, modify or supplement any provision of this Agreement which adversely affects the rights and benefits of any Goldman Stockholder under any such provision in any such case without the prior written consent of the Goldman Stockholders. It is understood and agreed that the Goldman Stockholders are each a third party beneficiary to this Rights Agreement and may enforce the provisions of this Section as if it were a party to the Rights Agreement.

          5. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.
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     IN WITNESS  WHEREOF,  the undersigned have caused this Amendment to be duly executed, all on the day and year first above written.

Attest:                                  PROMEDCO MANAGEMENT COMPANY



  By:                                     By: /s/ Robert D. Smith
     ----------------------                  ----------------------------
     Name                                    Name:  Robert D. Smith
     Title:                                  Title: Chief Financial Officer




Attest:                                  HARRIS TRUST AND SAVINGS BANK,
                                         AS RIGHTS AGENT



  By:                                     By: /s/ Mark Asbury
     ----------------------                  ----------------------------
     Name                                    Name:  Mark Asbury
     Title:                                  Title: Vice President